INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL REPORTS
SALES AND EARNINGS FOR THE FOURTH QUARTER AND FULL YEAR 2004

St. Louis, Missouri, January 26, 2005 — Furniture Brands International (NYSE:FBN) announced today its financial results for the fourth quarter and full year ended December 31, 2004.

Operating Results – Fourth Quarter

Net sales for the fourth quarter of 2004 were $583.3 million, compared with $616.8 million in the fourth quarter of 2003, a decrease of 5.4%. Net earnings for the fourth quarter were $22.3 million, essentially unchanged from the $22.6 million reported for the fourth quarter of last year. Diluted net earnings per common share were $0.42 as compared to $0.40 in the fourth quarter of last year, resulting from a decrease in average diluted common shares outstanding arising out of the Company’s share repurchase program.

Included in the 2004 fourth quarter net earnings were restructuring and asset impairment charges totaling $1.5 million ($2.3 million before income tax benefits) or $0.03 per diluted common share. The 2003 fourth quarter net earnings were negatively impacted by restructuring and asset impairment charges totaling $8.2 million ($13.0 million before income tax benefits) or $0.15 per diluted common share.

Operating Results – Full Year 2004

For the full year 2004, net sales were $2,375.3 million, essentially unchanged from the $2,367.7 million reported for all of 2003. Net earnings for the full year 2004 were $91.6 million or $1.66 per diluted common share as compared to $94.6 million or $1.68 per diluted common share for 2003.

Included in the 2004 full year net earnings were restructuring and asset impairment charges totaling $5.9 million ($9.2 million before income tax benefits) or $0.11 per diluted common share, as well as a $0.09 charge related to the loss of collectibility of the receivable due from Breuners Home Furnishings Corporation, which filed for bankruptcy protection in July of 2004. The 2003 full year net earnings included $0.20 per diluted common share in restructuring and asset impairment charges.

Management Comments

W. G. (Mickey) Holliman, Chairman and Chief Executive Officer, commented: “Throughout the first half of the year we saw positive order trends at our upper-end companies (Thomasville, Henredon, Drexel Heritage and Maitland-Smith) and negative trends at our middle-price companies (Broyhill and Lane). Toward the end of the third quarter the upper-end strength moderated and that softness continued through the fourth quarter. We were also hurt by the loss of a major customer (Breuners) at mid-year which removed over $40 million in annual sales volume. However, as the Company moves forward in achieving greater control over its distribution channels and consumer discretionary spending picks up as a result of an improving domestic economy, we believe we can realize meaningful sales growth.

Mr. Holliman continued, “The Company continues to generate strong cash flow from operations. As a result, in the fourth quarter the Company repurchased 500,000 shares of our common stock at an average cost of $24.10. For the full year the Company repurchased 3.4 million shares of our common stock at an average cost of $25.88 per share. We expect to remain in the market buying stock on an opportunistic basis using available free cash flow. Our long-term debt, at about $300 million, remains at its target level.”

Outlook

“Our sales expectations for the first quarter reflect the current weakness in incoming orders compared to a strong year-ago period,” Mr. Holliman concluded. “We expect first quarter sales to be down in the 4-5% range from last year’s record performance, and diluted net earnings per common share to be in the $0.45 to $0.49 range, which includes an estimated $0.03 per share of restructuring and asset impairment charges. As is our practice, we will provide an update on our first quarter expectations in early March.”

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry – Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the company’s expected earnings per share, the prospects for the overall business environment, and other statements containing the words “expects,” “anticipates,” “estimates,” “believes,” and words of similar import. The company cautions investors that any such forward-looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward-looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry; changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; the company’s success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in the company’s public releases and SEC reports, including but not limited to the most recent reports on Forms 10-Q and 10-K. The company also cautions investors that our forecast for the first quarter of 2005 represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

A conference call will be held to discuss the fourth quarter results at 7:30 a.m. (Central Time) on January 27, 2005. The call can be accessed at www.streetevents.com, or on the company’s website at www.furniturebrands.com.

FURNITURE BRANDS INTERNATIONAL

CONSOLIDATED OPERATING RESULTS
(Dollars in thousands except per share)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Net sales	$583,272	$616,862	$2,375,275	$2,367,738
Costs and expenses:
Cost of operations	421,249	446,620	1,708,882	1,711,422
Selling, general and administrative expenses	112,669	118,084	461,687	440,267
Depreciation and amortization	12,120	12,928	49,050	50,923
Earnings from operations	37,234	39,230	155,656	165,126

Interest expense	2,982	4,752	15,314	19,384
Other income, net	508	1,280	2,298	3,482
Earnings before income tax expense	34,760	35,758	142,640	149,224
Income tax expense	12,427	13,146	51,073	54,651
Net earnings	$22,333	$22,612	$91,567	$94,573

Net earnings per common share (diluted)	$0.42	$0.40	$1.66	$1.68

Average diluted common shares
outstanding (in thousands)	53,529	56,467	55,220	56,256

FURNITURE BRANDS INTERNATIONAL

CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	December 31,	December 31,
	2004	2003
Assets

Current assets:
Cash and cash equivalents	$51,248	$71,668
Receivables, net	374,733	366,448
Inventories	444,828	414,684
Prepaid expenses and other current assets	37,316	33,252
Total current assets	908,125	886,052
Property, plant and equipment, net	284,973	310,563
Intangible assets	352,768	353,460
Other assets	41,893	28,184
	$1,587,759	$1,578,259

Liabilities and Shareholders' Equity

Current liabilities:
Accrued interest expense	$538	$1,992
Accounts payable and other accrued expenses	196,472	180,827
Total current liabilities	197,010	182,819
Long-term debt	302,400	303,200
Other long-term liabilities	130,866	125,338

Shareholders' equity	957,483	966,902
	$1,587,759	$1,578,259